                                   EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Alfa Corporation:

We consent to incorporation by reference in the registration statements (No. 33-77916 and 33-76460) on Form S-8 and (No. 33-83134) on Form S-3 of Alfa
Corporation of our reports dated February 9, 1999, relating to the consolidated balance sheets of Alfa Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which reports appear or are incorporated by reference in the December 31, 1998 annual report on Form 10-K of Alfa Corporation.

                              /s/ KPMG PEAT MARWICK LLP

Birmingham, Alabama
March 30, 1999